Exhibit 99.1

NEWS BULLETIN	DDi Corp. 1220 Simon Circle Anaheim, CA 92806 NASDAQ: DDIC

For Further Information:

Mikel H. Williams Chief Executive Officer (714) 688-7200	Sally L. Edwards Chief Financial Officer (714) 688-7200

DDi Corp. Announces Third Quarter 2008 Results

ANAHEIM, Calif., October 22, 2008 – DDi Corp. (NASDAQ: DDIC), a leading provider of time-critical, technologically-advanced printed circuit board (“PCB”) engineering and manufacturing services, today reported financial results for its third quarter ended September 30, 2008.

Q3 Highlights:

•	Net sales increased 14 percent over prior year to $49.3 million

•	Record PCB bookings of $51.1 million since the 2003 restructuring

•	Gross margin improved over prior year and sequentially to 20.8 percent

•	Net income improved to $1.6 million, or $0.08 per diluted share

•	Repurchased 1.6 million shares, leaving 19.8 million shares outstanding

Third Quarter Results

The Company reported third quarter 2008 net sales of $49.3 million, gross margin of 20.8 percent, adjusted EBITDA of $7.1 million, and net income of $1.6 million, or $0.08 per diluted share.

Mikel Williams, President and CEO of DDi, stated, “I am pleased with another quarter of solid results as we demonstrate focused execution on our strategy and operating plan despite a challenging general economic environment.”

The Company’s third quarter 2008 net sales of $49.3 million represented a 14 percent increase from the prior year’s third quarter net sales of $43.3 million, and a 4 percent sequential decrease from second quarter 2008 net sales of $51.2 million, consistent with the typically slower summer months. In addition, third quarter 2008 booked orders were $51.1 million, the best quarterly PCB bookings performance since the 2003 restructuring due to strong sales efforts and improved operational performance. On a year-to-date basis, net sales increased 9 percent to $147.8 million for the first nine months of 2008 compared to $135.9 million for the same period of 2007. The increase in net sales was primarily driven by the growth in the military/aerospace market segment.

DDi Corp. Third Quarter 2008 Earnings Results

The Company’s adjusted EBITDA for the third quarter of 2008 of $7.1 million, or 14.3 percent of net sales, was an improvement over $4.3 million, or 10 percent of net sales for the prior year’s third quarter. Adjusted EBITDA was down slightly on a sequential basis compared to $7.4 million, or 14.4 percent of net sales for the second quarter of 2008. On a year-to-date basis, adjusted EBITDA increased 33 percent to $20.5 million, or 13.9 percent of net sales in the first nine months of 2008, compared to $15.4 million, or 11.3 percent of net sales for the same period of 2007. The improvement in adjusted EBITDA was primarily driven by the top line sales growth and improved margin performance while maintaining control over operating expenses. (Reconciliations of this non-GAAP measure are provided after the GAAP condensed consolidated financial statements below.)

The Company reported net income of $1.6 million, or $0.08 per diluted share for the third quarter of 2008, a significant improvement compared to breakeven, or $0.00 per diluted share for the prior year’s third quarter. On a sequential basis, net income was slightly higher compared to net income of $1.5 million or $0.07 per diluted share in the second quarter. On a year-to-date basis, net income improved 292 percent to $3.8 million, or $0.18 per diluted share in the first nine months of 2008, compared to $1.0 million, or $0.04 per diluted share in the same period of 2007.

As of September 30, 2008, the Company had total cash and cash equivalents of $17.1 million and no borrowings were outstanding under its revolving credit facility, which had a borrowing capacity of approximately $20.2 million.

The Company repurchased 1.6 million shares of its common stock during the third quarter, bringing total shares repurchased to 2.9 million, or just over 13 percent of the outstanding shares since the inception of the repurchase program in August 2007. Common shares outstanding were 19.8 million as of September 30, 2008.

Conference Call and Webcast

A conference call with simultaneous webcast to discuss third quarter 2008 financial results will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific. The call is being webcast and can be accessed at the Company’s web site: www.ddiglobal.com/investor. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A telephone replay of the conference call will be available through November 5, 2008 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering the conference ID 94884341. An online replay of the webcast will be available for 12 months at www.ddiglobal.com/investor under “Financial Calendar.” For more information, visit www.ddiglobal.com.

About DDi

DDi is a leading provider of time-critical, technologically-advanced electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer PCB engineering, fabrication and manufacturing services to leading electronics OEMs and contract manufacturers worldwide from its facilities across North America and with manufacturing partners in Asia.

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DDi Corp. Third Quarter 2008 Earnings Results

Non-GAAP Financial Measures

This release includes ‘adjusted EBITDA’, a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measures, provide useful information to the Company, investors and other users of the financial statements and other financial information in identifying and understanding operating performance for a given level of net sales and business trends. Management believes that adjusted EBITDA is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service and other non-cash, non-recurring or unusual items. This financial measure is commonly used in the Company’s industry. It is also used by the Company’s lenders to determine components of covenant compliance. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company has provided a reconciliation of adjusted EBITDA to GAAP financial information in the attached Schedule of Non-GAAP reconciliations.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. The Company cautions that while it makes such statements in good faith and it believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, it cannot assure you that the Company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include changes in general economic conditions in the markets in which it may compete and fluctuations in demand in the electronics industry; the Company’s ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

[Financial Tables follow]

DDi Corp. Third Quarter 2008 Earnings Results

DDi Corp.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Qtr. Ended Sep. 30, 2008	Qtr. Ended Sep. 30, 2007	Qtr. Ended Jun. 30, 2008
Net sales	$49,285	$43,290	$51,188
Cost of goods sold	39,058	35,562	40,815

Gross profit	10,227	7,728	10,373
	20.8%	17.9%	20.3%
Operating expenses:
Sales and marketing	3,230	2,976	3,192
General and administrative	3,508	3,471	3,332
Amortization of intangible assets	1,339	1,339	1,340
Restructuring and other related charges	8	124	82

Operating income (loss)	2,142	(182)	2,427
Interest and other expense, net	42	80	89

Income (loss) before income taxes	2,100	(262)	2,338
Income tax expense (benefit)	513	(268)	831

Net income	$1,587	$6	$1,507

Net income per share – basic	$0.08	$0.00	$0.07
Net income per share – diluted	$0.08	$0.00	$0.07
Weighted-average shares used in per share computations – basic	20,893	22,571	21,303
Weighted-average shares used in per share computations – diluted	20,932	22,624	21,326

DDi Corp. Third Quarter 2008 Earnings Results

DDi Corp.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(Unaudited)

	9 Months Ended Sep. 30, 2008	9 Months Ended Sep. 30, 2007
Net sales	$147,825	$135,870
Cost of goods sold	117,482	108,886

Gross profit	30,343	26,984
	20.5%	19.9%
Operating expenses:
Sales and marketing	9,698	9,428
General and administrative	10,678	11,174
Amortization of intangible assets	4,018	4,018
Restructuring and other related charges	275	333

Operating income	5,674	2,031
Interest and other expense, net	83	646

Income before income taxes	5,591	1,385
Income tax expense	1,779	412

Net income	$3,812	$973

Net income per share – basic	$0.18	$0.04
Net income per share – diluted	$0.18	$0.04
Weighted-average shares used in per share computations – basic	21,393	22,593
Weighted-average shares used in per share computations – diluted	21,415	22,641

DDi Corp. Third Quarter 2008 Earnings Results

DDi Corp

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$17,061	$20,445
Accounts receivable, net	29,723	26,411
Inventories	14,201	13,696
Prepaid expenses and other current assets	1,028	657

Total current assets	62,013	61,209
Property, plant and equipment, net	28,323	28,503
Goodwill and intangible assets, net	41,549	46,115
Other assets	803	950

Total assets	$132,688	$136,777

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,229	$11,024
Accrued expenses and other current liabilities	12,209	10,139

Total current liabilities	26,438	21,163
Other long-term liabilities	3,891	4,449

Total liabilities	30,329	25,612

Stockholders’ equity:
Common stock, additional paid-in-capital and treasury stock	228,592	241,086
Accumulated other comprehensive income	347	471
Accumulated deficit	(126,580)	(130,392)

Total stockholders’ equity	102,359	111,165

Total liabilities and stockholders’ equity	$132,688	$136,777

DDi Corp. Third Quarter 2008 Earnings Results

DDi Corp.

Schedule of Non-GAAP Reconciliations

(In thousands)

(Unaudited)

	Qtr. Ended Sep. 30, 2008	Qtr. Ended Sep. 30, 2007	Qtr. Ended Jun. 30, 2008
Adjusted EBITDA:
GAAP net income	$1,587	$6	$1,507
Add back:
Interest and other expense, net	42	80	89
Income tax expense (benefit)	513	(268)	831
Depreciation	2,925	2,498	2,893
Amortization of intangible assets	1,339	1,339	1,340
Non-cash compensation	653	548	651
Restructuring and other related charges	8	124	82

Adjusted EBITDA **	$7,067	$4,327	$7,393

**	Earnings before interest and other, income taxes, depreciation, amortization, non-cash compensation, and restructuring and other related charges

	9 Months Ended Sep. 30, 2008	9 Months Ended Sep. 30, 2007
Adjusted EBITDA:
GAAP net income	$3,812	$973
Add back:
Interest and other expense, net	83	646
Income tax expense	1,779	412
Depreciation	8,554	7,275
Amortization of intangible assets	4,018	4,018
Non-cash compensation	1,954	1,698
Restructuring and other related charges	275	333

Adjusted EBITDA **	$20,475	$15,355

**	Earnings before interest and other, income taxes, depreciation, amortization, non-cash compensation, and restructuring and other related charges